Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-184456) and in the related Prospectus of Acadia Healthcare Company, Inc. for the registration of shares of its common stock of our report dated March 31, 2011, with respect to the consolidated financial statements of Youth and Family Centered Services, Inc. and Subsidiaries included in this Current Report on Form 8-K of Acadia Healthcare Company, Inc.

/s/ Ernst & Young LLP

Austin, Texas
December 3, 2012